EXHIBIT 10.5


      EMPLOYMENT AGREEMENT dated as of December 22, 1998, by and between Worldtex, Inc. ("Employer"), a Delaware corporation whose business address is 212 12th Avenue, N.E., Hickory, North Carolina 28601, and Marty Kittrell, whose address is 1645 Sugarloaf Club Drive, Duluth, Georgia 30097 ("Employee").

      Employer desires to engage Employee to perform services as an executive of Employer, and Employee desires to perform such services, on the terms and conditions hereinafter set forth.

      Accordingly, Employer and Employee agree as follows:

      1.    TERM
            ----

      Employer agrees to employ Employee to perform services for Employer for a period commencing with the date of this Agreement and continuing until terminated in accordance with Section 10 or Section 11 (the "Employment Period").

      2.    NATURE OF SERVICES
            ------------------

      Employee shall be employed as chief financial and accounting officer of Employer and shall perform such duties as shall be assigned to him by, and in the performance of his duties shall be subject to the direction of, the Board of Directors of Employer or its designees and the chief executive officer of Employer. Employee's duties shall include the supervision of the financial and accounting affairs of Employer, including matters involving raising capital, cash management, budgeting and forecasting, SEC reporting, preparation of financial statements and dealing with securities analysts. Employee shall be elected as a Senior Vice President of Employer.

      3.    AGREEMENT TO SERVE
            ------------------

      Employee agrees to his employment as described in Section 2, and agrees to devote his full business time and efforts to the performance of his duties under this Employment Agreement. Employee agrees that, in the course of his employment, he will faithfully observe and carry out all of the duties and responsibilities customarily owed by an employee to his employer.

      4.    COMPENSATION; EXPENSES; VACATIONS; FRINGE BENEFITS
            --------------------------------------------------

            (a) In consideration of his services hereunder, Employer shall pay Employee such salary during the Employment Period as shall be fixed from time to time by the Compensation Committee of the Board of Directors of Employer (the "Compensation Committee"), which shall be no less than at a rate of $15,000 per month (or a pro rata amount for any portion of a month), payable on the last business day of each month during the Employment Period. Employee's performance shall be reviewed no less than annually by the Compensation Committee or the chief executive officer.

            (b) Employee shall be entitled to: (i) reimbursement for reasonable travel, entertainment and other expenses properly incurred in the performance of his duties hereunder upon submission of vouchers in accordance with the Employer's standard procedures as in effect from time to time; (ii) reasonable vacations in accordance with Employer's regular practices governing employees having duties generally comparable to Employee, which shall not be less than four weeks per year; (iii) an automobile reimbursement allowance of $750 per month; and (iv) group insurance, retirement and other group benefits provided from time to time by Employer to its employees. In addition, Employer will pay the charges of the moving van company to transport Employee's personal property from Duluth, Georgia, to the Hickory, North Carolina area.

            (c) Employer will grant to Employee, within 30 days after the date of this Agreement, options to purchase 100,000 shares of Worldtex common stock at an exercise price per share equal to the closing price per share on the NYSE Composite Tape on the date of grant and otherwise substantially in accordance with the grant letter attached as Exhibit A hereto.

            (d) Employer shall pay to Employee incentive bonus compensation with respect to each fiscal year during the Employment Period (commencing with the 1999 fiscal year), in an amount equal to 0.5% of Marginal Net Income of Employer and its subsidiaries (the "Worldtex Group") for such fiscal year (which bonus shall in no event be less than $50,000 for the 1999 fiscal year). "Marginal Net Income of the Worldtex Group" shall be the net income of the Worldtex Group before all taxes and after interest charges (but at an assumed interest rate of 4.5% per annum without regard to the actual rate), if any, which exceed 12% of Net Assets Employed by the Worldtex Group for the particular fiscal year. "Net Assets Employed by the Worldtex Group," with respect to a particular fiscal year (the "Applicable Year"), shall be the mean between (i) the tangible net worth of the Worldtex Group as of the end of the Applicable Year and (ii) the tangible net worth of the Worldtex Group as of the end of the immediately preceding fiscal year. Marginal Net Income of the Worldtex Group and Net Assets Employed by the Worldtex Group shall be determined in accordance with generally accepted accounting principles by Employer's Compensation Committee following the end of each such fiscal year and payment of any amount due to Employee shall be made not later than 30 days following the completion of the annual audit for such fiscal year. In the event the Employment Period is terminated during a fiscal year, the amount payable to Employee pursuant to the foregoing provisions of this Section 4(d) with respect to such fiscal year shall be in the same ratio to the amount which would have been payable for the full fiscal year as the ratio of the number of days in such fiscal year up to the date of termination to 365; and the amount due shall be paid at the time prescribed for payment with respect to a full fiscal year.

            (e) Employee shall be entitled to indemnification as provided in Article TENTH of Employer's Certificate of Incorporation and to coverage under Employer's directors' and officers' insurance on the same basis as the other officers of Employer.

      5.    NON-COMPETITION
            ---------------

            (a) Employee agrees that he will not, directly or indirectly (individually or for, with or through any other person, firm or corporation), compete with Employer or any of the subsidiaries of Employer (i) during the Employment Period with respect to any business carried on by Employer or any of the subsidiaries of Employer or (ii) for a period of one year after the end of the Employment Period with respect to any business carried on at the end of the Employment Period by Employer or any of the subsidiaries of Employer. If, however, Employer wrongfully terminates the Employment Period, the foregoing provisions of this Section 5(a) shall cease to apply from and after such wrongful termination. Notwithstanding the foregoing, Employee shall be permitted to own not in excess of one percent of any class of securities of any publicly traded company, PROVIDED Employee is not part of any controlling group and is solely a passive investor.

            (b) The parties intend that the covenant contained in the Section 5(a) shall be construed as a series of separate covenants, once for each county and city included within each state or other jurisdiction and, except for geographic coverage, each such separate covenant shall be deemed identical. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant, then the unenforceable covenant shall be modified in order to make it acceptable to the court and enforced accordingly, or, if necessary, deemed eliminated to the extent necessary to permit the remaining separate covenants to be enforced.

      6.    PATENTS; INVENTIONS
            -------------------

      All of Employee's interest in patents, patent applications, inventions, technological innovations, copyrights, developments and processes now or hereafter during the Employment Period owned or developed by Employee relating to the business of Employer or any subsidiary or other affiliate shall belong to the Employer, and without further compensation, but at Employer's expense, forthwith upon request of Employer, Employee shall execute any and all such assignments and other documents and take any and all such other action as Employer may reasonably request in order to vest in the Employer all of Employee's right, title and interest in and to such patents, patent applications, inventions, technological innovations, copyrights, developments or processes, free and clear of liens, charges and encumbrances.

      7.    CONFIDENTIAL INFORMATION
            ------------------------

      All confidential information which Employee may now have or may obtain during the Employment Period relating to Employer or any subsidiary or other affiliate of Employer shall not be disclosed to any other person during and after the termination of the Employment Period without the prior written permission of Employer, and Employee shall return all tangible evidence of such confidential information to Employer prior to or at the termination of the Employment Period. Such information shall not include any information otherwise publicly known without assistance from Employee.

      8.    SPECIFIC PERFORMANCE
            --------------------

      Employee acknowledges that the restrictions contained in Sections 5, 6 and 7 above are a reasonable and necessary protection of the immediate interests of Employer, that any violation of these restrictions would cause substantial injury to Employer and that Employer would have not entered into this Employment Agreement with Employee without receiving the additional consideration offered by Employee in binding himself to these restrictions. In the event of a breach or threatened breach by Employee of these restrictions, Employer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee from such breach or threatened breach; PROVIDED, HOWEVER, that the right to apply for an injunction shall not be construed as prohibiting Employer from pursuing any other available remedies for such breach or threatened breach.

      9.    WITHHOLDING OF TAXES
            --------------------

      Any payments to Employee or his designated beneficiary or beneficiaries pursuant to the terms of this Employment Agreement shall be reduced by such amounts as are required to be withheld with respect thereto under all present and future federal, state and local tax laws and regulations and other laws and regulations.

      10.   TERMINATION
            -----------

      Notwithstanding anything herein contained:

            (a) If Employee shall die during the Employment Period, the Employment Period shall terminate on the date of death and his estate shall be entitled to receive his salary at the rate provided in Section 4(a) to the end of the calendar month in which his death occurs.

            (b) If, during the Employment Period, Employee shall become physically or mentally incapacitated or disabled for a period of six consecutive months (a "Disability"), then Employer shall have the right to give immediate notice of termination of Employee's services hereunder, whereupon Employee shall be entitled to receive his salary at the rate provided in Section 4(a) to the end of the calendar month in which termination occurs.

            (c) Employer shall have the right by written notice to Employee to terminate the Employment Period for Cause as of a date specified in such notice, whereupon Employee shall be entitled to receive his salary at the rate provided in Section 4(a) to the date of termination. For purposes of this provision, "Cause" shall mean any of the following: (1) the Employee's material breach of this Agreement (continuing for ten (10) days after receipt of written notice from Employer that specifically identifies such breach); (2) the Employee's gross negligence in the performance or intentional nonperformance (in either case continuing for ten (10) days after receipt of written notice from Employer that specifically identifies the manner in which Employer believes that the Employee has failed to perform such duties and responsibilities) of any of the

Employee's material duties and responsibilities hereunder; (3) the Employee's dishonesty, fraud or misconduct with respect to the business or affairs of Employer; (4) the Employee's conviction of, or pleading guilty or no contest to, a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by the Employee.

            (d) Employer shall have the right to terminate the Employment Period for any reason other than those set forth above in this Section 10 effective not less than 30 days after notice of termination is given to Employee, and upon effectiveness of such termination Employee shall be entitled to receive in a lump sum an amount equal to his salary at the rate provided in Section 4(a) for the period from such date of termination through the second anniversary of the date of such termination.

            (e) Employee shall have the right to terminate the Employment Period for any reason other than those set forth above in this Section 10 effective not less than 30 days after notice of termination is given to Employer, whereupon Employee shall be entitled to receive his salary at the rate provided in Section 4(a) to the effective date of such termination, subject to earlier termination as provided above.

      11.   TERMINATION AFTER A CHANGE IN CONTROL EVENT
            -------------------------------------------

      Upon the occurrence of a Change in Control Event, unless the Employment Period shall previously have been terminated, the Employment Period shall continue until the third anniversary of the date of the Change in Control Event subject to termination as provided in Section 10 (but without giving effect to Section 10(d)) and as hereafter provided in this Section 11.

            (a)   "Change in Control Event" shall mean:

                  (1) the date that any  person or group  deemed a person  under
            Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than Employer and its subsidiaries as determined immediately prior to that date, in a transaction or series of transactions has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under such Act) of 20% or more of the outstanding securities of Employer having the right under ordinary circumstances to vote at an election of the Board of Directors;

                  (2) the date on which  one-third or more of the members of the
            Board of Directors shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors as of October 1, 1998 and any successor of a Current Director whose nomination or election has been approved by a majority of the Current Directors then on the Board of Directors); or

                  (3) the date of approval by the stockholders of Employer of an agreement providing for (x) the merger or consolidation of Employer with another corporation where the stockholders of Employer, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where the members of the Board of Directors of Employer, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (y) the sale or other disposition of all or substantially all the assets of Employer.

            (b)  "Severance  Benefit" shall mean a lump sum cash amount equal to
2.99 times Employee's "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code")); PROVIDED, however, that if any payment by Employer or its affiliates to or for the benefit of Employee (whether payable pursuant to the terms of this Employment Contract or otherwise) would not be deductible by Employer or its affiliates for Federal income tax purposes solely by reason of Section 280G of the Code, the amount referred to in this clause (b) shall be reduced to such lesser amount as shall permit all, or the maximum possible amount, of the payments by Employer or its affiliates to or for the benefit of Employee to be so deductible in accordance with such Section 280G. The determination of any reduction in the amount referred to in the preceding sentence shall be made by Employee in good faith with reasonable advice of Employee's tax advisor, and as so made shall be conclusive and binding on Employer, its affiliates and Employee.

            (c) If (i) Employer gives notice of termination of the Employment Period or takes other action which effectively terminates the Employment Period (other than for death, Disability or Cause) during the period commencing upon the occurrence of a Change in Control Event and ending on the third anniversary of the date of the Change in Control Event (the "Post-Change Period") or (ii) Employee gives notice of termination of the Employment Period during the Post-Change Period after Employee determines in good faith that there has been any of the following occurrences

                  (1) an assignment  to Employee of duties or  responsibilities, or a change in reporting responsibilities or titles, which is inconsistent with his status immediately prior to the Change in Control Event, or any other action by Employer which results in a diminution in such status, excluding any action which is both inadvertent and immaterial and is remedied by Employer promptly after receipt of notice thereof from Employee,

                  (2)  a  reduction   in  salary,   or  reduction  in  ratio  of
            supplemental compensation or fringe benefits to salary, from that in effect immediately prior to the Change in Control Event,

                  (3) a material  increase  in the amount of travel  required of him or a requirement that he perform significant regular services outside the Hickory, North Carolina area or transfer to a location necessitating a change in his principal residence or

                  (4) a failure  by  Employer  to have a  successor  corporation assume Employer's obligations under this Employment Contract as specified in Section 14,

then the Employment Period shall be deemed terminated upon the giving of such notice or taking of such action and not later than 15 days thereafter Employer shall pay to Employee the Severance Benefit. Payment of the Severance Benefit shall be in lieu of any damages Employee might otherwise assert for breach of this Employment Contract.

            (d) If Employee gives notice of termination of the Employment Period, for any reason, during the 30-day period commencing on the 181st day following the date of the Change in Control Event, then the Employment Period shall be deemed terminated upon the giving of such notice and not later than 15 days thereafter Employer shall pay to Employee the Severance Benefit.

            (e) The payment of benefits under any employee benefits program or plan of Employer to which Employee shall have become entitled shall be unaffected by a Change in Control Event and shall be made in accordance with the particular program or plan.

            (f) If Employer wrongfully terminates the Employment Period prior to the occurrence of any Change in Control Event but after (i) Employer enters into an agreement or arrangement the consummation of which would result in a Change in Control Event or (ii) any person (including Employer) publicly announces an intention to take or consider taking actions which if consummated would result in a Change in Control Event, then Employee's damages for such wrongful termination shall be not less than the amount of the Severance Benefit if a Change in Control Event occurs within the three-year period following such termination.

      12.   ENTIRE AGREEMENT
            ----------------

      This Employment Agreement sets forth the entire understanding of the parties with respect to the subject matter herein and may be modified only by a written instrument duly executed by each party.

      13.   NOTICES
            -------

      Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by registered mail, return receipt requested, transmitted by telecopier or similar means, sent by overnight delivery service such as Federal Express or delivered against receipt to the party to whom it is to be given (i) at such party's address set forth in the preamble to this Employment Agreement or (ii) to such other address as the party shall have furnished in writing in accordance with the provisions of this
Section 13. Any notice or other communication shall be deemed to have been given as of the date so delivered or transmitted by telecopier or similar means, the next business day after mailed by overnight delivery service or five days after the date so mailed.

      14.   ASSIGNMENT
            ----------

      In the event of a future disposition of (or including) the properties and business of Employer, substantially as an entirety, by sale of assets or otherwise, then Employer may elect to assign this Employment Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation, provided that such corporation shall assume in writing all of the obligations of Employer hereunder and upon such assumption Employer shall be relieved from all of its obligations hereunder. Employee's rights under this Employment Agreement shall not be transferable by assignment or otherwise.

      15.   BINDING EFFECT; CERTAIN DEFINED TERMS
            -------------------------------------

      This Employment Agreement shall be binding upon and inure to the benefit of Employer, its successors and those who are its assigns under Section 14. The terms "subsidiary" and "affiliate" as used herein shall have the meanings provided in Rule 405 under the Securities Act of 1933.

      16.   INVALID PROVISIONS
            ------------------

      If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Employment Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      17.   EXECUTION IN COUNTERPARTS
            -------------------------

      This Employment Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

      18.   ARBITRATION
            -----------

      Except as provided in Section 8, any controversy or claim arising out of or in connection with this Employment Agreement shall be settled by arbitration by a single arbitrator held in Charlotte, North Carolina, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered may be entered in any court having jurisdiction. The fees and expenses of the arbitrator shall be borne by Employer. In addition, Employer shall reimburse Employee for all reasonable legal fees and costs incurred with respect to any controversy or claim arising under this Agreement (i) as to which Employee's position shall prevail in any proceeding or (ii) after the occurrence of a Change in Control Event, in the case of any action brought by Employee against Employer.

      19.   GOVERNING LAW
            -------------

      This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.


                                   WORLDTEX, INC.



                                   By  _________________________________________
                                       Title:



                                   _____________________________________________
                                   Marty Kittrell

                                                                       EXHIBIT A

                                 WORLDTEX, INC.
                              212 12TH AVENUE, N.E.
                          HICKORY, NORTH CAROLINA 28601



                                          [DATE]



[NAME]
c/o Worldtex, Inc.
212 12th Avenue, N.E.
Hickory, North Carolina  28601

Dear [NAME]:

      We are pleased to inform you that the Compensation Committee of the Board of Directors of Worldtex, Inc. (the "Company") has today granted you an option pursuant to the Company's 1992 Stock Incentive Plan, as amended (the "Plan"), to purchase an aggregate of [____________] shares of the Common Stock of the Company on the following terms and conditions:

      1. The purchase price per share of the shares of Common Stock subject to this option is [____________] per share.

      2. This option shall expire at the close of business on [________________]. [Tenth anniversary] Subject to acceleration in the event of a Change of Control (as defined in the Plan), you must remain in the employ of the Company or a Related Company (as defined in the Plan) for one year from the date hereof before you can exercise any part of this option. Thereafter this option will become exercisable in installments as follows: [____________] shares on [_______________]; an additional [______________] shares on
[_________________];     an    additional     [_______________]     shares    on
[________________];  an additional [______________] shares on [_______________];
and the final [______________] shares on [_______________]. [20% per year]

      3. This option is not intended to qualify as an "Incentive Stock Option" within the provisions of Section 422 of the Internal Revenue Code.

      4. The option price shall be payable by you at the time this option is exercised, either (i) in cash or (ii) by delivering shares of Common Stock of the Company which you have owned for a least six months prior to such exercise, or a combination of cash and such shares, having an aggregate value equal to the aggregate option price of the shares as to which this option is exercised (basing the value of any such shares of Common Stock on the fair market value of the Common Stock on the date of exercise). No shares of Common Stock shall be issued pursuant to exercise of this option until full payment therefor has been made.

      5. In tandem with this option, the Company has also granted you today a limited Stock Appreciation Right, which entitles you to elect to receive within sixty days following the occurrence of a Change of Control, in lieu of exercising this option, a payment equal in value to the product of the number of shares of Common Stock as to which you elect to exercise this limited Stock Appreciation Right multiplied by the excess of the Change of Control Price (as defined in the Plan) over $[____________] [strike price]. If the Change of Control occurs more than six months from today this payment will be made to you in cash. Otherwise, payment will be made in shares of Common Stock.

      6. This option and related Stock Appreciation Right may be exercised only by you and may not be transferred except by will or the laws of descent and distribution. In the event of your death, your legal representatives may exercise this option as to the shares of Common Stock which were immediately purchasable by you at the date of death, within 12 months following the date of death (even if such date is later than [_________________]. [Tenth anniversary.]

      7. Upon termination of your employment (upon retirement in accordance with the Company's retirement policy or for any reason beyond your control other than your death), your option privileges shall be limited to the shares of Common Stock which were immediately purchasable by you at the date of such termination and such option privileges shall expire unless exercised within three months after the date of such termination and prior to the close of business on [_________________]. [Tenth anniversary.] If your employment is terminated for reasons within your control, including, without limitation, cause and voluntary resignation, all rights under this option shall expire on the date of such termination.

      8. Notwithstanding anything in this letter, the Company shall not be obligated to issue any shares of Common Stock upon any exercise of this option or related Stock Appreciation Right if such issuance would violate any applicable law, including the Securities Act of 1933.

      9. Nothing herein shall restrict the right of the Company or any Related Company to terminate your employment at any time, with or without cause.

      10. This option and related Stock Appreciation Right is subject to all of the other terms, provisions and conditions of the Plan, a copy of which has been furnished to you and other copies of which may be obtained by you from the Company.

                                          Very truly yours,

                                          WORLDTEX, INC.


                                          By_____________________________